Exhibit 4.21

Dated November 28, 2025

US$25,000,000

TERM LOAN FACILITY

Thalia Shipholding S.A.

as Borrower

and

GLOBUS MAritime Limited

as Guarantor

and

Marguerite Maritime S.A.

as Original Lender

FACILITY AGREEMENT

relating to
the financing of one 64,000 DWT bulk carrier

Index

Clause Page

Section 1 Interpretation	2
1 Definitions and Interpretation	2
Section 2 The Facility	24
2 The Facility	24
3 Purpose	24
4 Conditions of Utilisation	24
Section 3 Utilisation	26
5 Utilisation	26
Section 4 Repayment, Prepayment and Cancellation	28
6 Repayment	28
7 Prepayment and Cancellation	28
Section 5 Costs of Utilisation	31
8 Interest	31
9 Interest Periods	32
10 Changes to the Calculation of Interest	32
11 Fees	34
Section 6 Additional Payment Obligations	35
12 Tax Gross Up and Indemnities	35
13 Increased Costs	38
14 Other Indemnities	40
15 Costs and Expenses	42
Section 7 Guarantee	44
16 Guarantee and Indemnity	44
Section 8 Representations, Undertakings and Events of Default	47
17 Representations	47
18 Information Undertakings	54
19 General Undertakings	56
20 Insurance Undertakings	63
21 Ship Undertakings	68
22 Security Cover	74
23 Application of Earnings	76
24 Events of Default	76
Section 9 Changes to the Parties	81
25 Changes to the Lender	81
26 Changes to the Transaction Obligors	82
Section 10 Administration	83
27 Payment Mechanics	83
28 Set-Off	85
29 Conduct of Business by the Lender	85
30 Bail-In	85
31 Notices	85
32 Calculations and Certificates	87
33 Partial Invalidity	88
34 Remedies and Waivers	88
35 Entire Agreement	88
36 Settlement or Discharge Conditional	88
37 Irrevocable Payment	88

38 Confidential Information	89
39 Confidentiality of Funding Rates	91
40 Amendments	93
41 Counterparts	95
Section 11 Governing Law and Enforcement	96
42 Governing Law	96
43 Enforcement	96

Schedules

Schedule 1 The Parties	97
Part A The Obligors	97
Part B The Original Lender	98
Schedule 2 Conditions Precedent	99
Part A Conditions precedent to Utilisation Request	99
Part B Conditions precedent to Utilisation	101
Part C Conditions precedent to Release	103
Schedule 3 Utilisation Request	105
Schedule 4 Timetables	107

Execution

Execution Pages	108

THIS AGREEMENT is made on 2025

Parties

(1)	Thalia Shipholding S.A., a corporation incorporated under the laws of Marshall Islands with whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands as borrower (the "Borrower")
(2)	Globus Maritime Limited, a corporation duly domesticated under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960, Majuro, Marshall Islands and whose common shares are currently listed on the "Nasdaq Capital Market" under the trading symbol "GLBS" as guarantor (the "Guarantor")
(3)	Marguerite Maritime S.A., a corporation incorporated under the laws of the Republic of Panama having its resident office at 53rd E Street Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama, 100% owned and controlled by MUFG Finance and Leasing Co., Ltd. of Japan, as lender (the "Original Lender")

Background

The Lender has agreed to make available to the Borrower a facility of up to US$25,000,000 for the purpose of financing the Ship (including the delivery instalment and the pre-delivery instalments previously paid under the Ship Sale Contract) upon the terms and conditions of this Agreement.

Operative Provisions

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Section 1

Interpretation

1	Definitions and Interpretation
1.1	Definitions

In this Agreement:

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Approved Brokers" means the firms of insurance brokers approved in writing by the Lender.

"Approved Classification" means +A1, Bulk Carrier, BC-A (holds 2 and 4 may be empty), ESP, (E), +ACCU, +AMS, CPS, CSR, CRC(SC, SP), ENVIRO(I), GRAB [20], IHM, NOx-Tier III, RW, UWILD * with American Bureau of Shipping (ABS) or the equivalent classification with another Approved Classification Society.

"Approved Classification Society" means American Bureau of Shipping, Bureau Veritas, Det Norske Veritas, Lloyd's Register, Nippon Kaiji Kyokai or any other classification society approved in writing by the Lender.

"Approved Flag" means Marshall Islands or such other flag and, if applicable, port of registry approved in writing by the Lender and a reference to "the Approved Flag" shall be a reference to the flag and, if applicable port of registry, under which the Ship is then flagged with the agreement of the Lender.

"Approved Manager" means Globus Shipmanagement Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands with companies registration number 19605 or any Affiliate of the Guarantor as notified to the Lender or any other person approved in writing by the Lender (such approval not to be unreasonably withheld or delayed) as the commercial and technical manager of the Ship.

"Approved Valuer" means MB Shipbrokers K/S, Clarksons Platou, Breamer ACM or Arrow Brokers and any other firm or firms of independent sale and purchase shipbrokers with the prior written consent of the Lender (such consent not to be unreasonably withheld).

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including 29 December 2026.

"Available Facility" means the Commitment minus:

(a)	the amount of the outstanding Loan; and
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(b)	in relation to any proposed Utilisation, the amount of the Loan that is due to be made on or before the proposed Utilisation Date.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and
(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

"Balloon" shall have the meaning ascribed thereto in Clause 6.1 (Repayment of Loan).

"Break Costs" means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Builder" means IMABARI SHIPBUILDING CO., LTD., a corporation organized and existing under the laws of Japan, having its principal office at 4-52, 1-chore, Koura-Cho, Imabari City, Ehime Pref., Japan.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in

(a)	New York, Athens, London, Zurich, Hamburg and Tokyo; and
(b)	(in relation to the fixing of an interest rate) which is a US Government Securities Business Day.

"Central Bank Rate" means:

(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(b)	if that target is not a single figure, the arithmetic mean of:
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(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

"Central Bank Rate Adjustment" means, in relation to the Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20 per cent. trimmed arithmetic mean (calculated by the Lender) of the Central Bank Rate Spreads for the five most immediately preceding US Government Securities Business Days for which three Month Term SOFR is available.

"Central Bank Rate Spreads" means, in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Lender of:

(a)	three Month Term SOFR for that US Government Securities Business Day; and
(b)	the Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

"Charter" means any charter relating to the Ship, or other contract for its employment, whether or not already in existence.

"Charter Guarantee" means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means US$25,000,000, to the extent not cancelled or reduced or utilised under this Agreement.

"Confidential Information" means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility directly or indirectly from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 38 (Confidential Information); or
(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)	is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

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(b)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Lender.

"Default" means an Event of Default or a Potential Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Lender.

"Delivery Date" means the date on which the Ship is delivered by the Sellers to the Borrower under the Ship Sale Contract.

"Disclosure Letter" means a letter executed by each Borrower and the Guarantor and acknowledged by the Lender.

"Disclosed Persons" means:

(a)	the person set out in the Disclosure Letter as having control of the Guarantor;
(b)	an entity directly or indirectly wholly owned by the person described in paragraph (a) above as set out in the Disclosure Letter; and
(c)	the immediate family members of the person described in paragraph (a) as identified in the Disclosure Letter.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Document of Compliance" has the meaning given to it in the ISM Code.

"dollars" and "$" mean the lawful currency, for the time being, of the United States of America.

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"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Lender and which arise out of or in connection with or relate to the use or operation of the Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:

(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;

(ii)	the proceeds of the exercise of any lien on sub-freights;

(iii)	compensation payable to the Borrower or the Lender in the event of requisition of the Ship for hire or use;

(iv)	remuneration for salvage and towage services;

(v)	demurrage and detention moneys;

(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

(viii)	all monies which are at any time payable to the Borrower in relation to general average contribution; and

(b)	if and whenever the Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident relating to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other similar payments in respect of a lability exceeding US$5,000,000, including in relation to clean-up and removal, if similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

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"Environmental Incident" means:

(a)	any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Ship or from the Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually liable to be arrested, attached, detained or injuncted and/or the Ship and/or any Transaction Obligor and/or any operator or manager of the Ship is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship is actually liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of the Ship is at fault or otherwise liable to any legal or administrative action.

"Environmental Law" means any present or future law relating to vessel disposal, energy efficiency, carbon reduction, emissions, emissions trading, pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual releases of Environmentally Sensitive Material, in each case which are applicable to the Borrower and/or the Ship having regard to the usual market practice prevailing in the shipping industry and for ships of a similar type as the Ship.

"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"EU Bail-In Legislation Schedule" means the document described as such and published by the LMA from time to time.

"EU Ship Recycling Regulation" means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC.

"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means MUFG Finance and Leasing Co., Ltd. of 20-21F, Tokyo Sumitomo Twin Building East, 2-27-1 Shinkawa, Chuo-ku, Tokyo 104-0033, Japan, as the office through which the Lender will perform its obligations under this Agreement.

"Fallback Interest Period" means one Month.

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"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction"

means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Finance Document" means:

(a)	this Agreement;
(b)	the Utilisation Request;
(c)	any Security Document;
(d)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or
(e)	any other document designated as such by the Lender and the Borrower.

"Financial Indebtedness" means any indebtedness for or in relation to:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
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(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Funding Rate" means any individual rate notified by the Lender pursuant to sub-paragraph (ii) of paragraph (a) of Clause 10.3 (Cost of funds).

"GAAP" means international financial reporting standards as issued by the International Accounting Standards Board, including IFRS.

"General Assignment" means the general assignment creating Security over the Earnings, the Insurances, any Requisition Compensation, any Charter and any Charter Guarantee in agreed form.

"Group" means:

(a)	for the purposes of the definition of "Transaction Obligor" but only when used in Clauses 17.21 (Compliance with Environmental Laws), 17.22 (No Environmental Claim), 19.4 (Environmental compliance), 19.5 (Environmental Claims) and 19.20 (Unlawfulness, invalidity and ranking; Security imperilled), the Guarantor and its Subsidiaries at the relevant time; and
(b)	in all other cases, the Guarantor and the Borrower.

"Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day.

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indemnified Person" has the meaning given to it in Clause 14.2 (Other indemnities).

"Insurances" means, in relation to the Ship:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in relation to the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and
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(b)	all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Interest Payment Date" has the meaning given to it in paragraph (a) of Clause 8.2 (Payment of interest).

"Interest Period" means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:
(i)	the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or
(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, the most recent SOFR for a day which is no more than five US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and
(b)	the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either
(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or
(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and
(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.
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"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

"ISSC" means an International Ship Security Certificate issued under the ISPS Code.

"Inventory of Hazardous Materials" means an inventory certificate or statement of compliance (as applicable) issued by the relevant classification society or shipyard authority which is supplemented by a list of any and all materials known to be potentially hazardous utilised in the construction of, or otherwise installed on, the Ship, pursuant to the requirements of the EU Ship Recycling Regulation.

"Legal Reservations" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and
(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

"Lender" means:

(a)	the Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 25 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with this Agreement.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"LMA" means the Loan Market Association or any successor organisation.

"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a "part of the Loan" means any part of the Loan as the context may require.

"Major Casualty" means any casualty to the Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds US$1,000,000 or the equivalent in any other currency.

"Management Agreement" means the agreement entered and to be entered into between the Borrower and the Approved Manager regarding the commercial and technical management of the Ship.

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"Manager's Undertaking" means the letter of undertaking from the Approved Manager subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Lender in agreed form.

"Margin" means 2.175 per cent. per annum.

"Market Disruption Rate" means the Reference Rate.

"Market Value" mean the market value of the Ship or vessel shown by the arithmetic mean average of the two valuations each prepared by an Approved Valuer (one being appointed by the Lender and the other appointed by the Borrower):

(a)	as at a date not more than 14 days previously;
(b)	with or without physical inspection of the Ship or vessel (as the Lender may require); and
(c)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any Charter.

"Material Adverse Effect" means in the reasonable opinion of the Lender a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Group as a whole; or
(b)	the ability of any Obligor to perform its material obligations under any Finance Document; or
(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgage" means the first preferred Marshall Islands ship mortgage on the Ship in agreed form or any replacement first preferred or first priority ship mortgage on the Ship under the laws of an Approved Flag in agreed form.

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"Nasdaq Market Tier" means the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market.

"Obligor" means the Borrower or the Guarantor.

"Original Financial Statements" means in relation to the Guarantor, the audited consolidated financial statements of the Group for its financial year ended December 31, 2023.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Overseas Regulations" means the Overseas Companies Regulations 2009 (SI 2009/1801).

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Perfection Requirements" means the making or procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Finance Document (and/or any Security created under it) necessary for the validity, enforceability (as against the relevant Obligor or any relevant third party) and/or perfection of that Finance Document.

"Permitted Charter" means a Charter:

(a)	which is a time, voyage or consecutive voyage charter;
(b)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 12 months plus a redelivery allowance of not more than 30 days;
(c)	which is entered into on bona fide arm's length terms at the time at which the Ship is fixed; and
(d)	in relation to which not more than two months' hire is payable in advance,

and any other Charter which is approved in writing by the Lender.

"Permitted Financial Indebtedness" means:

(a)	any Financial Indebtedness incurred under the Finance Documents; and
(b)	any Financial Indebtedness that is approved by the Lender on such terms and conditions as it may agree in its absolute discretion; and
(c)	any Financial Indebtedness incurred in the ordinary course of the Guarantor’s business (including guaranteeing the obligations of any member of the Group or other companies controlled by it).

"Permitted Security" means:

(a)	Security created by the Finance Documents or otherwise with the prior written consent of the Lender;
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(b)	liens for unpaid master's and crew's wages in accordance with first class ship ownership and management practice and not being enforced through arrest;

(c)	liens for salvage;

(d)	liens for master's disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest;

(e)	Security over the shares of any member of the Group (other than the Borrower) created by the Guarantor in the ordinary course of its business as security in respect of any loans granted to such members of the Group by other banks or financial institutions; and

(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship:

(i)	not as a result of any default or omission by the Borrower

(ii)	not being enforced through arrest; and

(iii)	subject, in the case of liens for repair or maintenance, to Clause 21.16 (Restrictions on chartering, appointment of managers etc.),

provided such lien does not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for the payment of which adequate reserves are held and such lien is unlikely to give rise to a material risk of the Ship or any interest in it being seized, sold, forfeited or lost).

"Potential Event of Default" means any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Prohibited Person" means any person who is the subject of Sanctions (whether designated by name or by reason of being included in a class of persons to whom the applicable Sanctions apply in accordance with their terms).

"Quotation Day" means:

(a)	subject to paragraph (b) below, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days); or
(b)	if the Reference Rate, is or is based on, the Central Bank Rate, two US Government Securities Business Days before the first day of that period.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

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"Reference Rate" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means, in relation to a Transaction Obligor:

(a)	its Original Jurisdiction;
(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government Securities.

"Repayment Date" means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

"Repayment Instalment" has the meaning given to it in Clause 6.1 (Repayment of Loan).

"Repeating Representation" means each of the representations set out in Clause 17 (Representations) except Clause 17.10 (Insolvency), Clause 17.11 (No filing or stamp taxes), Clause 17.12 (Deduction of Tax) and Clause 17.25 (Taxes paid) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition" means:

(a)	any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and
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(b)	any capture or seizure of the Ship (including any hijacking or theft) by any person whatsoever.

"Requisition Compensation" includes all compensation or other moneys payable to the Borrower by reason of any Requisition or any arrest or detention of the Ship in the exercise or purported exercise of any lien or claim.

"Resolution Authority" means anybody which has authority to exercise any Write-down and Conversion Powers.

"Safety Management Certificate" has the meaning given to it in the ISM Code.

"Safety Management System" has the meaning given to it in the ISM Code.

"Sanctioned Country" means a country or territory whose government is the target of Sanctions or that is subject to comprehensive country-wide or territory-wide Sanctions (including, without limitation, as regards United States Sanctions, Cuba, Greece, Syria, Iran, North Korea, Crimea and Venezuela).

"Sanctioned Ship" means a ship which is the subject of Sanctions.

"Sanctions" means any sanctions (including US "secondary sanctions"), embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America or Japan; or
(b)	otherwise imposed by any law or regulation binding on a Transaction Obligor or to which a Transaction Obligor is subject.

"Sanctions Advisory" means the Sanctions Advisory for the Maritime Industry, Energy and Metals Sectors, and Related Communities issued May 14, 2020 by the US Department of the Treasury, Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.

"Secured Liabilities" means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to the Lender under or in connection with each Finance Document to which it is a party.

"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Security Assets" means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Security Document" means:

(a)	the Mortgage;
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(b)	the General Assignment;

(c)	any Manager's Undertaking;

(d)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(e)	any other document designated as such by the Lender and the Borrower.

"Security Period" means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;
(b)	all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender; and
(c)	the Lender's interest in any turnover trust created under the Finance Documents.

"Sellers" means:

(a)	GIANT LINE INC., S.A., a corporation organized and existing under the laws of Panama, having its principal office at 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, City of Panama, the Republic of Panama ("Seller A"); and
(b)	NIHON SHIPYARD CO., LTD., a corporation organized and existing under the laws of Japan, having its principal office at 1-5-1, Yuraku-cho, Chiyoda-ku, Tokyo Prefecture, Japan ("Seller B").

"Ship" means approximately 64,000DWT bulk carrier to be named "GLBS THALIA" which is to be constructed by the Builder for, and purchased by, the Borrower under the Ship Sale Contract and which, on delivery, is to be registered in the name of the Borrower under the laws and flag of Marshall Islands or an Approved Flag.

"Ship Sale Contract" means the ship sale contract dated 18 August 2023 and made between (a) the Sellers and (b) the Borrower for the purchase of the Ship.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Specified Time" means a day or time determined in accordance with Schedule 4 (Timetables).

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"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Credit" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Deduction" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Payment" has the meaning given to it in Clause 12.1 (Definitions).

"Termination Date" means 60 Months from the Utilisation Date.

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Third Parties Act" has the meaning given to it in Clause 1.5 (Third party rights).

"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship; or
(b)	any Requisition of the Ship unless the Ship is returned to the full control of the Borrower within 90 days of such Requisition.

"Total Loss Date" means, in relation to the Total Loss of the Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:
(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss;
(c)	in the case of a Requisition, the date on which that Requisition occurs; and
(d)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

"Transaction Document" means:

(a)	a Finance Document; or
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(b)	any other document designated as such by the Lender and the Borrower.

"Transaction Obligor" means an Obligor, each Approved Manager who is a member of the Group or any other member of the Group who executes a Transaction Document.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

"UK Bail-In Legislation" means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"UK Establishment" means a UK establishment as defined in the Overseas Regulations.

"Unpaid Sum" means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and
(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	a person which is resident for tax purposes in the US; or
(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date on which the Loan is to be made available to the Borrower.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;
(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)	any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.
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"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the "Lender", any "Obligor", any "Party", any "Transaction Obligor" or any other person shall be construed so as to include its successors in title and permitted assigns;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;

(iv)	"document" includes a deed and also a letter, fax, email or telex;

(v)	the Lender's "cost of funds" in relation to its participation in the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of thatparticipation in the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan;

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(vi)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vii)	a "Finance Document", a "Security Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, replaced, novated, supplemented, extended or restated;

(viii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(x)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(xi)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiii)	a reference to the "Ship", its name, its flag and, if applicable, its port of registry shall include any replacement name, flag and, if applicable, replacement port of registry, in each case, as may be approved in writing from time to time by the Lender;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xv)	a time of day is a reference to London time;

(xvi)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xvii)	words denoting the singular number shall include the plural and vice versa; and

(xviii)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

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(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(f)	A Potential Event of Default is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Construction of insurance terms

In this Agreement:

"approved" means, for the purposes of Clause 20 (Insurance Undertakings), approved in writing by the Lender.

"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.

"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 20 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

"war risks" includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Lender); or
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(b)	in any other form agreed in writing between the Borrower and the Lender.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Affiliate or Receiver or Delegate or any other person described in paragraph (f) of Clause 14.2 (Other indemnities), may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

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Section 2

The Facility

2	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a dollar term loan facility in an amount not exceeding US$25,000,000.

3	Purpose
3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility only for financing the acquisition of the Ship (including the delivery instalment and the pre-delivery instalments previously paid under the Ship Sale Contract) and the payment of fees, costs and expenses and other amounts payable under the Finance Documents.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation
4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Loan) if:

(a)	on the date of the Utilisation Request, on the proposed Utilisation Date, on the Delivery Date and before the Loan is made available:
(i)	no Default is continuing or would result from the proposed Loan (including Clause 24.10 (Change of control));
(ii)	the Repeating Representations to be made by each Transaction Obligor are true; and
(iii)	the Ship has neither been sold nor become a Total Loss;
(b)	the Lender has received on or before the Utilisation Date, or is satisfied it will receive when the Loan is made available or released, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.
4.3	Conditions precedent to release of funds

If there is preposition of funds under Clause 5.8, the release of funds on or before such Delivery Date shall be subject to receipt of all of the documents and other evidence and conditions precedent listed in Part C of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

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4.4	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrower promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

4.5	Waiver of conditions precedent

If the Lender, at its discretion, permits the Loan to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrower shall ensure that that condition is satisfied within five Business Days after the Utilisation Date or such other date as the Lender may agree in writing with the Borrower.

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Section 3

Utilisation

5	Utilisation
5.1	Delivery of a Utilisation Request

The Borrower may make one Utilisation only under the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);
(iii)	all applicable deductible items have been completed; and
(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).
(b)	Only one Utilisation may be requested in a Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be dollars.
(b)	The amount of the proposed Loan must be an amount which is not more than US$25,000,000.
5.4	Loan

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

On the earlier of the date on which the Loan has been made and the end of the Availability Period any Commitment which is then unutilised shall be cancelled.

5.6	Retentions and payment

The Borrower irrevocably authorises the Lender on the Utilisation Date to pay the balance of the Loan (or any part of it) for the account of the Borrower or such other account which the Borrower specifies in the Utilisation Request.

5.7	Disbursement of Loan to third party

Payment by the Lender under Clause 5.6 (Retentions and payment) to a person other than the Borrower shall constitute the making of the Loan (or the relevant part of the Loan) and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan (or the relevant part of the Loan).

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5.8	Prepositioning of funds

If, in respect of the Loan, the Lender, at the request of the Borrower and on terms acceptable to the Lender and in its absolute discretion, prepositions funds with Seller A’s Bank, the Borrower and the Guarantor:

(a)	agree to pay interest on the amount of the funds so prepositioned at the rate described in Clause 8.1 (Calculation of interest) on the basis of successive interest periods of one day and so that interest shall be paid together with the first payment of interest on the Loan after the release to the Sellers of the prepositioned funds or, if such release does not occur, within three Business Days of demand by the Lender; and

(b)	shall, without duplication, indemnify the Lender against any costs, loss or liability it may incur in connection with such arrangement.

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Section 4

Repayment, Prepayment and Cancellation

6	Repayment
6.1	Repayment of Loan
(a)	The Borrower shall repay the Loan:
(i)	by 20 consecutive quarterly equal instalments (each a "Repayment Instalment") which shall be in an amount equal to US$321,000 each; and
(ii)	together with the 20th (and last) instalment, an additional balloon amount equal to US$18,580,000 (or the balance of the Loan) (the "Balloon").
(b)	The first Repayment Instalment shall be repaid on the date falling 3 Months after the Utilisation Date and each subsequent Repayment Instalment shall be paid 3 monthly thereafter with the last Repayment Instalment being paid on the Termination Date.
6.2	Reduction of Repayment Instalments

If any part of the Facility is cancelled, the Balloon shall be reduced by the amount cancelled and thereafter the Repayment Instalments falling after that cancellation shall be reduced in inverse chronological order by the remaining amount cancelled.

6.3	Termination Date

On the Termination Date, the Borrower shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7	Prepayment and Cancellation
7.1	Illegality and Sanctions affecting the Lender

If:

(a)	it becomes unlawful or contrary to Sanctions in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain all or any part of the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so; or
(b)	without prejudice to any of the express obligations of the Transaction Obligors under the Transaction Documents, in the opinion of the Lender anything whatsoever is done or omitted to be done by a Transaction Obligor which would result in the Lender being in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions:
(i)	the Lender shall promptly notify the Borrower upon becoming aware of that event and the Available Facility will be immediately cancelled;
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(ii)	the Borrower shall prepay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled; and

(iii)	accrued interest and all other amounts accrued for the Lender under the Finance Documents shall be immediately due and payable.

7.2	Automatic cancellation

The unutilised Commitment (if any) shall be automatically cancelled at close of business on the Utilisation Date.

7.3	Voluntary prepayment of Loan

(a)	The Borrower may, if it gives the Lender not less than 15 Business Days' (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$100,000 or a multiple of that amount) on a Repayment Date.

(b)	Any partial prepayment under this Clause 7.3 (Voluntary prepayment of Loan) shall reduce the Balloon by the amount prepaid and thereafter in inverse chronological order the amount of each Repayment Instalment falling after that prepayment by the remaining amount prepaid.

7.4	Mandatory prepayment on sale or Total Loss

If the Ship is sold (without prejudice to paragraph (a) of Clause 19.12 (Disposals)) or becomes a Total Loss, the Borrower shall repay the Loan together with accrued interest, and all other amounts accrued under the Finance Documents. Such repayment shall be made:

(a)	in the case of a sale of the Ship, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of (i) the date falling 150 days after the Total Loss Date and (ii) the date of receipt by the Lender of the proceeds of insurance relating to such mandatory prepayment on sale.

7.5	Mandatory prepayment on sale Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to the fee provided for in Clause 11.2 (Prepayment fee) and any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

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(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

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Section 5

Costs of Utilisation

8	Interest
8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	the Margin; and
(b)	Reference Rate.
8.2	Payment of interest
(a)	The Borrower shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (each an "Interest Payment Date").
(b)	If an Interest Period is longer than three Months, the Borrower shall also pay interest then accrued on the Loan or the relevant part of the Loan on the dates falling at three Monthly intervals after the first day of the Interest Period.
8.3	Default interest
(a)	If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date in accordance with the requirements in Clause 27.1, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan, in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.
(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and
(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
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8.4	Notification of rates of interest

(a)	The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Lender shall promptly notify the Borrower of each Funding Rate relating to the Loan, any part of the Loan or any Unpaid Sum.

9	Interest Periods

9.1	Interest Periods

(a)	Subject to this Clause 9 (Interest Periods), each Interest Period shall be 3 Months or such other period as the Lender may agree with the Borrower from time to time.

(b)	An Interest Period in respect of the Loan shall not extend beyond the Termination Date.

(c)	In respect of a Repayment Instalment, an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it.

(d)	The first Interest Period for the Loan shall start on the Utilisation Date and, subject to paragraph (e) below, each subsequent Interest Period shall start on the last day of the preceding Interest Period and shall at all times coincide with a Repayment Date.

(e)	Except for the purposes of paragraph (c) above, the Loan shall have one Interest Period only at any time.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1	Unavailability of Term SOFR

(a)	Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Shortened Interest Period: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the Interest Period of the Loan or any part of the Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Reference Rate for that shortened Interest Period shall be determined pursuant to the definition of "Reference Rate".

(c)	Shortened Interest Period and Historic Term SOFR: If the Interest Period of the Loan or any part of the Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

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(d)	Shortened Interest Period and Interpolated Historic Term SOFR: If paragraph (c) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(e)	Fixed Central Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, the Interest Period of the Loan or the relevant part of the Loan (if it is longer than the applicable Fallback Interest Period) shall continue to be shortened to the applicable Fallback Interest Period and the applicable Reference Rate for a period equal in length to the Interest Period of the Loan or the relevant part of the Loan shall be:

(i)	the percentage rate per annum which is the aggregate of:

(A)	the Central Bank Rate for the Quotation Day; and

(B)	the applicable Central Bank Rate Adjustment; or

(ii)	if the Central Bank Rate for the Quotation Day is not available, the percentage rate per annum which is the aggregate of:

(A)	the most recent Central Bank Rate for a day which is no more than 5 US Government Securities Business Days before the Quotation Day; and

(B)	the applicable Central Bank Rate Adjustment.

(f)	Cost of funds: If paragraph (e) above applies but it is not possible to calculate the aggregate of the Central Bank Rate and the Central Bank Rate Adjustment, Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Market disruption

If before close of business in Tokyo on the Quotation Day for the relevant Interest Period, the Lender notifies the Borrower its cost of funds relating to its participation in the Loan or that part of the Loan would be in excess of the Market Disruption Rate then Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

10.3	Cost of funds

(a)	If this Clause 10.3 (Cost of funds) applies, the rate of interest on Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan or that part of the Loan.

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(b)	If this Clause 10.3 (Cost of funds) applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 40.1(Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

10.4	Break Costs

The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day prior to the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

11	Fees

11.1	Upfront fee

The Borrower shall pay to the Lender:

(a)	the first part of the upfront fee in the amount of US$187,500 within seven days from the date of this Agreement; and

(b)	the remaining part of the upfront fee in the amount of US$187,500 by March 31, 2026.

11.2	Prepayment fee

(a)	The Borrower must pay to the Lender a prepayment fee on the date of prepayment of all or any part of the Loan.

(b)	The amount of the prepayment fee is 1 per cent. of the prepaid amount if the prepayment occurs during the period commencing from the Utilisation Date up to and including the date falling twenty-four (24) Months from the Utilisation Date.

(c)	No prepayment fee shall be payable under this Clause if the prepayment is made under Clause 7.1 (Illegality and Sanctions affecting the Lender), Clause 7.4 (Mandatory prepayment on sale or Total Loss), Clause 22.6 (Prepayment Mechanism) and 25.2 (Conditions of assignment or transfer).

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Section 6

Additional Payment Obligations

12	Tax Gross Up and Indemnities
12.1	Definitions
(a)	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify an Obligor on becoming so aware in respect of a payment payable to the Lender.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
12.3	Tax indemnity
(a)	The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.
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(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above promptly notify the Borrower of the event which will give, or has given, rise to the claim.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and
(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than in any transfer certificate or assignment agreement).

12.6	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

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(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(c)	Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or equivalent provisions imposed elsewhere) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).
(d)	In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party's VAT registration and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.
12.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

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(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13	Increased Costs

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	"Basel III" means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

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(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(ii)	"CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by Regulation (EU) 2019/876;

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by Directive (EU) 2019/878; and

(C)	any other law or regulation which implements Basel III.

(iii)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall notify the Borrower of the event giving rise to the claim.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;
(b)	attributable to a FATCA Deduction required to be made by a Party;
(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);
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(d)	compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost); or
(e)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
14	Other Indemnities
14.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
(a)	Each Obligor shall, on demand, indemnify the Lender and any Receiver and Delegate against:
(i)	any cost, loss or liability incurred by it as a result of:
(A)	the occurrence of any Event of Default;
(B)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;
(C)	funding, or making arrangements to fund, the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);
(D)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or
(E)	investigating any event which it reasonably believes is a Default; and
(ii)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Lender (otherwise than by reason of the Lender's gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 27.8 (Disruption to Payment Systems etc.) notwithstanding the Lender's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender in acting as Lender under the Finance Documents.
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(b)	Each Obligor shall, on demand, indemnify the Lender, each Affiliate of the Lender and any Receiver and Delegate and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an "Indemnified Person"), against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.
(c)	No Party other than the Lender or the Receiver or Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender or the Receiver or Delegate (as applicable) in respect of any claim it might have against the Lender or the Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.
(d)	Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

(e)	Each Obligor shall, on demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them:

(i)	in relation to or as a result of:

(A)	any failure by the Borrower to comply with its obligations under Clause 15 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

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(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and
(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents.
(ii)	which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender's or Receiver's or Delegate's gross negligence or wilful misconduct).
(f)	Any Affiliate or Receiver or Delegate or any officer or employee of the Lender or of any of its Affiliates or any Receiver or Delegate (as applicable) may rely on this Clause 14.2 (Other indemnities) and the provisions of the Third Parties Act subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.
14.3	Mandatory Cost

The Borrower shall, on demand by the Lender, pay to the Lender, such amount which the Lender certifies in a notice to the Borrower to be its good faith determination of the amount necessary to compensate it for complying with:

(a)	if the Lender is lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank (or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and
(b)	if the Lender is lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which in each case is referable to the Loan.

15	Costs and Expenses
15.1	Transaction expenses

The Obligors shall, on demand, pay the Lender the amount of all documented costs and expenses (including legal fees) reasonably incurred by it and approved in advance by the Borrower in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and
(b)	any other Finance Documents executed after the date of this Agreement,

and for the avoidance of doubt, the obligation of Obligors under this Clause 15.1 shall continue to be valid and binding regardless of whether the Facility has been utilised or not under this Agreement.

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15.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required either pursuant to Clause 27.6 (Change of currency) or as contemplated in Clause 40.1 (Changes to reference rates); or
(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

)

The Obligors shall, on demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights (in which case, such costs and expenses (including legal fees) shall be documented) under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

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Section 7

Guarantee

16	Guarantee and Indemnity
16.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by the Borrower of all its obligations under the Finance Documents;
(b)	undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and
(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.
16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents to which it is a party, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 16 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of the Guarantor under this Clause 16 (Guarantee and Indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 16.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 16 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;
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(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
16.5	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 16 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 16 (Guarantee and Indemnity).
16.7	Deferral of Guarantor's rights

All rights which the Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower or its assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party

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or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16 (Guarantee and Indemnity):

(a)	to be indemnified by the Borrower;
(b)	to claim any contribution from any third party providing security for, or any other guarantor of, the Borrower's obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;
(d)	to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);
(e)	to exercise any right of set-off against the Borrower; and/or
(f)	to claim or prove as a creditor of the Borrower in competition with the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Borrower under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 27 (Payment Mechanics).

16.8	Additional security

This guarantee and any other Security given by the Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

16.9	Applicability of provisions of Guarantee to other Security

Clauses 16.2 (Continuing guarantee), 16.3 (Reinstatement), 16.4 (Waiver of defences), 16.5 (Immediate recourse), 16.6 (Appropriations), 16.7 (Deferral of Guarantor's rights) and 16.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

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Section 8

Representations, Undertakings and Events of Default

17	Representations
17.1	General

Each Obligor makes the representations and warranties set out in this Clause 17 (Representations) to the Lender on the date of this Agreement.

17.2	Status
(a)	It is a corporation, duly incorporated and validly existing in good standing under the law of its Original Jurisdiction.
(b)	It and each Transaction Obligor has the power to own its assets and carry on its business as it is being conducted.
17.3	Share capital and ownership
(a)	The aggregate number of shares of stock that the Borrower is authorised to issue is 500 registered shares of no par value, all of which shares have been issued fully paid.
(b)	The legal title to and beneficial interest in the shares in the Borrower is held by the Guarantor free of any Security or any other claim.
(c)	None of the shares in the Borrower is subject to any option to purchase, pre-emption rights or similar rights.
(d)	The Guarantor is controlled by the Disclosed Persons and for the purpose of this Clause "control" has the meaning given to such term in Clause 24.10 (Change of Control).
17.4	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

17.5	Validity, effectiveness and ranking of Security
(a)	Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery create, subject to the Legal Reservations and the Perfection Requirements, the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.
(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.
(c)	Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking
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priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking Security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.
17.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	the constitutional documents of any member of the Group; or
(c)	any agreement or instrument binding upon it or any member of the Group or any of its assets or any member of the Group's assets or constitute a default or termination event (however described) under any such agreement or instrument (the termination of which will have a Material Adverse Effect).
17.7	Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:
(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and
(ii)	in the case of the Borrower, its registration of the Ship under the Approved Flag.
(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
17.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and
(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

17.9	Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.
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(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.
17.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.8 (Insolvency proceedings); or
(b)	creditors' process described in Clause 24.9 (Creditors' process),

has been taken or, to its knowledge, threatened in relation to a member of the Group; and none of the circumstances described in Clause 24.7 (Insolvency) applies to a member of the Group.

17.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except the registration Mortgage with the Marshall Islands Registry and the payment to the Marshall Islands Registry of the fees in relation to such registration.

17.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

17.13	No default
(a)	No Event of Default and, on the date of this Agreement and on the Utilisation Date, no Default is continuing or would result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)	No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.
17.14	No misleading information
(a)	Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
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(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.
17.15	Financial Statements
(a)	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.
(b)	Its Original Financial Statements give a true and fair view of or fairly present (if prepared in accordance with IFRS) its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Guarantor).
(c)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Guarantor) since December 31, 2024.
(d)	Its most recent financial statements delivered pursuant to Clause 18.2 (Financial statements):
(i)	have been prepared in accordance with Clause 18.3 (Requirements as to financial statements); and
(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited or prepared in accordance with IFRS) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Guarantor).
(e)	Since the date of the most recent financial statements delivered pursuant to Clause 18.2 (Financial statements) there has been no material adverse change in its business, assets or financial condition (or the business or consolidated financial condition of the Group, in the case of the Guarantor).
17.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.17	No proceedings pending or threatened
(a)	No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to result in liability equal or exceeding US$5,000,000 have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any other Transaction Obligor.
(b)	No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any other Transaction Obligor.
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17.18	Valuations
(a)	All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.
(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.
(c)	There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.
17.19	No breach of laws

It has not (and no other Transaction Obligor) breached any applicable law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

17.20	No Charter

Except as disclosed by the Borrower to the Lender in writing on or before the date of this Agreement, the Ship is not subject to any Charter other than a Permitted Charter.

17.21	Compliance with Environmental Laws

All Environmental Laws relating to the ownership, operation and management of the Ship and the business of each member of the Group (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

17.22	No Environmental Claim

No Environmental Claim has been made against any member of the Group or the Ship.

17.23	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

17.24	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.

17.25	Taxes paid
(a)	Subject to paragraph (c) below, it is not and no other member of the Group is materially overdue in the filing of any Tax returns and it is not (and no other member of the Group is) overdue in the payment of any amount in respect of Tax.
(b)	Subject to paragraph (c) below, no claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any other member of the Group) with respect to Taxes.
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(c)	In relation to any member of the Group other than the Borrower, the above paragraph (a) or (b) would only apply when the amount concerned under such paragraph is equal to or exceeding US$3,000,000.
17.26	Financial Indebtedness

The Borrower does not have any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

17.27	Overseas companies

No Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.

17.28	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

17.29	Ownership
(a)	The Borrower is the sole legal and beneficial owner of all rights and interests which the Ship Sale Contract creates in favour of the Borrower.
(b)	With effect on and from the Delivery Date, the Borrower will be the sole legal and beneficial owner of the Ship, the Earnings and the Insurances.
(c)	With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.
(d)	The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrower on creation or enforcement of the security conferred by the Security Documents.
17.30	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast)(the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Greece it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

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17.31	Place of business

Neither Obligor has a place of business in any countries other than Greece and its head office functions are carried out in the case of Guarantor through its branch office established in Greece at 128 Vouliagmenis Avenue, 166 74 Glyfada, Greece.

17.32	No employee or pension arrangements

The Borrower has no employees or any liabilities under any pension scheme.

17.33	Sanctions
(a)	No Transaction Obligor, and none of its Subsidiaries and none of their respective directors, officers or employees or, to the best of the knowledge of each such Transaction Obligor, its agents:
(i)	is a Prohibited Person or is otherwise owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;
(ii)	owns or controls or is an Affiliate of a Prohibited Person; or
(iii)	has received notice of or is aware of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.
(b)	Each Transaction Obligor, its Subsidiaries and their respective directors, officers and employees and, to the best of the knowledge of each such Transaction Obligor its agents, are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Transaction Obligor being designated as a Prohibited Person.
(c)	The Ship is not a Sanctioned Ship.
17.34	US Tax Obligor

Neither Obligor is a US Tax Obligor.

17.35	Validity and completeness of the Ship Sale Contract
(a)	The Ship Sale Contract constitutes legal, valid, binding and enforceable obligations of each Seller respectively.
(b)	The copies of the Ship Sale Contract delivered to the Lender before the date of this Agreement are true and complete copies.
(c)	No amendments or additions to the Ship Sale Contract have been agreed nor has the Borrower or either Seller waived any of their respective rights under the Ship Sale Contract.
17.36	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

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18	Information Undertakings
18.1	General

The undertakings in this Clause 18 (Information Undertakings) remain in force throughout the Security Period unless the Lender otherwise permits.

18.2	Financial statements

The Borrower shall supply to the Lender:

(a)	as soon as they become available, but in any event within 180 days after the end of each of its financial years:
(i)	the unaudited financial statements of the Borrower for that financial year (commencing with the financial year ending on 31 December 2024);
(ii)	the audited consolidated financial statements of the Guarantor for that financial year (commencing with the financial year ending on 31 December 2023); and
(b)	as soon as the same become available, but in any event within 180 days after the end of each half of each of its financial years:
(i)	the semi-annual financial statements of the Borrower for that financial half year;
(ii)	the consolidated financial statements of the Guarantor for that financial half year;
(c)	as soon as possible, but in no event later than 90 days after the end of each financial year of the Borrower (commencing from January 1, 2025), a budget in a format approved by the Lender which shows all anticipated expenditure in respect of the Ship during the next financial year of the Borrower.
18.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.2 (Financial statements) shall be certified by a director of the company as giving a true and fair view (if audited) or fairly representing (if unaudited or if prepared in accordance with IFRS) its financial condition and operations as at the date as at which those financial statements were drawn up.
(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.2 (Financial statements) is prepared using GAAP.
18.4	DAC6
(a)	In this Clause 18.4 (DAC6), "DAC6" means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any replacement legislation applicable in the United Kingdom.
(b)	The Borrower shall supply to the Lender:
(i)	promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Transaction Documents or any transaction carried out (or to be carried out) in connection with any
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transaction contemplated by the Transaction Documents contains a hallmark as set out in Annex IV of DAC6; and

(ii)	promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).
18.5	Information: miscellaneous

Each Obligor shall and shall procure that each other Transaction Obligor shall supply to the Lender:

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;
(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which might have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $1,000,000 (or its equivalent in other currencies);
(d)	promptly, its constitutional documents where these have been amended or varied;
(e)	promptly, such further information and/or documents regarding:
(i)	the Ship, goods transported on the Ship, the Earnings and the Insurances;
(ii)	the Security Assets;
(iii)	compliance of the Transaction Obligors with the terms of the Finance Documents;
(iv)	the financial condition, business and operations of any member of the Group,

as the Lender may reasonably request; and

(f)	promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority.

For the purpose of this Clause, provided that the Guarantor retains its status as a listed company in accordance with paragraph (a) of Clause 24.10 (Change of Control), all information that is publicly available in respect of the Obligors shall be deemed to have been notified to the Lender and the Borrower shall not be obliged to notify the Lender of the same.

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18.6	Notification of Default
(a)	Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
18.7	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any applicable law or regulation made after the date of this Agreement;
(b)	any change in the status of a Transaction Obligor (or the Holding Company of a Transaction Obligor)(including, without limitation, a change of ownership of a Transaction Obligor or the Holding Company of a Transaction Obligor) after the date of this Agreement; or
(c)	a proposed assignment by the Lender of any of its rights under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective assignee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19	General Undertakings
19.1	General

The undertakings in this Clause 19 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit.

19.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect;
(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of the Ship to enable it to:

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(i)	perform its obligations under the Transaction Documents to which it is a party;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction and in the state of the Approved Flag at any time of the Ship of any Transaction Document to which it is a party;
(iii)	own and operate the Ship (in the case of the Borrower); and
(c)	without prejudice to the generality of the above, ensure that if, but for the obtaining of an Authorisation, an Obligor would be in breach of any of the provisions of this Agreement which relate to Sanctions or, by reason of Sanctions, would be prohibited from performing any provision of this Agreement, such an Authorisation is obtained so as to avoid such breach or to enable such performance.
19.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

19.4	Environmental compliance

Each Obligor shall, and shall procure that each other Transaction Obligor will, and the Guarantor shall ensure that each other member of the Group will:

(a)	comply with all Environmental Laws;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;
(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.5	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor will, (through the Guarantor), promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any member of the Group which is current or pending; and
(b)	any facts or circumstances which would result in any Environmental Claim being commenced against any member of the Group,

where the claim, if determined against that member of the Group, has a Material Adverse Effect.

19.6	Taxation
(a)	Each Obligor shall, and shall procure that each other Transaction Obligor will, and the Guarantor shall ensure that each other member of the Group will pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
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(i)	such payment is being contested in good faith;
(ii)	adequate reserves are maintained for those Taxes and the costs required to contest them and both have been disclosed in its latest financial statements delivered to the Lender under Clause 18.2 (Financial statements); and
(iii)	such payment can be lawfully withheld.
(b)	No member of the Group shall and the Obligors shall procure that no other Transaction Obligor will, change its residence for Tax purposes.
19.7	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

19.8	No change to centre of main interests

No Obligor shall change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 17.30 (Centre of main interests and establishments) and it will create no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.9	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

19.10	Title
(a)	The Borrower shall hold the legal title to, and own the entire beneficial interest in the Ship Sale Contract.
(b)	With effect from the Delivery Date, the Borrower shall hold the legal title to, and own the entire beneficial interest in the Ship, the Earnings and the Insurances.
(c)	With effect on and from its creation or intended creation, each Transaction Obligor shall hold the legal title to, and own the entire beneficial interest in any other assets the subject of any Transaction Security created or intended to be created by that Transaction Obligor.
19.11	Negative pledge
(a)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, (and the Guarantor shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets which are, in the case of members of the Group other than
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the Borrower, the subject of the Security created or intended to be created by the Finance Documents.

(b)	No Obligor shall:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.
19.12	Disposals
(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation the Ship, the Earnings or the Insurances).
(b)	The Guarantor shall not sell, lease, transfer or otherwise dispose the Ship, the Earnings or the Insurances.
(c)	Paragraphs (a) and (b) above does not apply to any Charter as all Charters are subject to Clause 21.16 (Restrictions on chartering, appointment of managers etc.).
19.13	Merger

Neither Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, (and the Guarantor shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, except for, in respect of the Guarantor only, any amalgamation, demerger, merger, consolidation or corporate reconstruction which results in the Guarantor being the surviving entity and the same does not have a Material Adverse Effect. For the avoidance of doubt a stock split or a reverse stock split pertaining to the share capital of the Guarantor is permissible without the consent of the Lender.

19.14	Change of business
(a)	The Guarantor shall procure that no substantial change is made to the general nature of the business of the Guarantor or the Group from that carried on at the date of this Agreement.
(b)	The Borrower shall not engage in any business other than the ownership and operation of the Ship.
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19.15	Financial Indebtedness

Neither Obligor shall incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

19.16	Expenditure

The Borrower shall not incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing the Ship.

19.17	Dividends

Upon the occurrence of an Event of Default which is continuing, the Borrower shall not:

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its shares (or any class of its shares);
(b)	repay or distribute any dividend or share premium reserve;
(c)	pay any management, advisory or other fee to or to the order of any of its shareholders; or
(d)	redeem, repurchase, defease, retire or repay any of its shares or resolve to do so.
19.18	People of significant control regime

The Borrower shall:

(a)	within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and
(b)	promptly provide the Lender with a copy of that notice.
19.19	Other transactions

The Borrower shall not (and in the case of sub-paragraph (d) below the Obligors shall procure that no other Transaction Obligor will):

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Obligor and where such loan or form of credit is Permitted Financial Indebtedness;
(b)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Transaction Obligor assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents.
(c)	enter into any material agreement other than:
(i)	the Transaction Documents;
(ii)	any other agreement expressly allowed under any other term of this Agreement; and
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(d)	enter into any transaction on terms which are, in any respect, less favourable to that Transaction Obligor than those which it could obtain in a bargain made at arm's length; or
(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.
19.20	Unlawfulness, invalidity and ranking; Security imperilled

Neither Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, (and the Guarantor shall procure that no other member of the Group will) do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful or contrary to Sanctions for a Transaction Obligor to perform any of its obligations under the Transaction Documents;
(b)	cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;
(c)	cause any Transaction Document to cease to be in full force and effect;
(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and
(e)	imperil or jeopardise the Transaction Security.
19.21	Sanctions undertakings
(a)	No proceeds of the Loan or any part of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions, or to fund any activity in a Sanctioned Country or in any manner which would cause the Lender to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions.
(b)	No Transaction Obligor shall fund all or any part of any payment or repayment under the Loan out of proceeds directly or indirectly derived from any activity in a Sanctioned Country or any transaction with a Prohibited Person, or out of proceeds directly or indirectly derived from any other transactions which would be prohibited by Sanctions or in any other manner which would cause the Lender to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions.
(c)	Each of the Transaction Obligors has implemented and shall maintain in effect a Sanctions compliance policy which, in accordance with the recommendations of the Sanctions Advisory, is designed to ensure compliance by each such Transaction Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions. Without limitation on the foregoing, such Sanctions compliance policy shall procure that each Transaction Obligor, its Subsidiaries and their respective directors, officers, employees and agents shall, where applicable:
(i)	conduct their activities in a manner consistent with Sanctions;
(ii)	have sufficient resources in place to ensure execution of and compliance with their own Sanctions policies by their personnel, e.g., direct hires, contractors, and staff;
(iii)	ensure Subsidiaries and Affiliates comply with the relevant policies, as applicable;
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(iv)	have relevant controls in place to monitor automatic identification system (AIS) transponders;
(v)	have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk;
(vi)	have controls to assess authenticity of bills of lading, as necessary; and
(vii)	have controls in place consistent with the Sanctions Advisory.
19.22	Further assurance
(a)	Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):
(i)	to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or any Receiver or Delegate provided by or pursuant to the Finance Documents or by law;
(ii)	to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;
(iii)	to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or
(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.
(b)	Each Obligor shall, and shall procure that each other Transaction Obligor will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.
(c)	At the same time as an Obligor delivers to the Lender any document executed by itself or another Transaction Obligor pursuant to this Clause 19.22 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Lender a certificate signed by two of that Obligor's or Transaction Obligor's directors or officers which shall:
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(i)	set out the text of a resolution of that Obligor's or Transaction Obligor's directors specifically authorising the execution of the document specified by the Lender; and
(ii)	state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under that Obligor's or Transaction Obligor's articles of association or other constitutional documents.
20	Insurance Undertakings
20.1	General

The undertakings in this Clause 20 (Insurance Undertakings) remain in force on and from the Delivery Date and throughout the rest of the Security Period except as the Lender may otherwise permit.

20.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks;
(c)	protection and indemnity risks; and
(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for the Borrower to insure and which are specified by the Lender by notice to the Borrower.
20.3	Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)	in dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:
(i)	110 per cent. Of the Loan; and
(ii)	the Market Value of the Ship;
(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;
(d)	in the case of protection and indemnity risks, in respect of the full tonnage of the Ship;
(e)	on approved terms; and
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(f)	through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.
20.4	Further protections for the Lender

In addition to the terms set out in Clause 20.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named insured unless the interest of every other named insured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Lender requires, name (or be amended to name) the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;
(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and
(f)	provide that the Lender may make proof of loss if the Borrower fails to do so.
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20.5	Renewal of obligatory insurances

The Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance:
(i)	notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(ii)	obtain the Lender's approval to the matters referred to in sub-paragraph (i) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a) above; and
(c)	procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.
20.6	Copies of policies; letters of undertaking

The Borrower shall ensure that the Approved Brokers provide the Lender with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and
(b)	a letter or letters of undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:
(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 20.4 (Further protections for the Lender);
(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;
(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;
(iv)	they will, if they have not received notice of renewal instructions from the Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;
(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;
(vi)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and
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(vii)	they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.
20.7	Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provide the Lender with:

(a)	a certified copy of the certificate of entry for the Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Lender; and
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.
20.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the Approved Brokers through which the insurances are effected or renewed.

20.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

20.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

20.11	Compliance with terms of insurances
(a)	The Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.
(b)	Without limiting paragraph (a) above, the Borrower shall:
(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 20.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;
(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;
(iii)	make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of
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America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)	not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
20.12	Alteration to terms of insurances

The Borrower shall not make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

20.13	Settlement of claims

The Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and
(b)	do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
20.14	Provision of copies of communications

The Borrower shall provide the Lender, at the time of each such communication, with copies of all written communications between the Borrower and:

(a)	the Approved Brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.
20.15	Provision of information

The Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
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(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 20.16 (Mortgagee's interest, additional perils and political risk insurances) or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

20.16	Mortgagee's interest, additional perils and political risk insurances
(a)	The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance, a mortgagee's interest additional perils insurance and a mortgagee's political risk insurance in such amounts, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.
(b)	The Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.
21	Ship Undertakings
21.1	General

The undertakings in this Clause 21 (Ship Undertakings) remain in force on and from the Delivery Date and throughout the rest of the Security Period except as the Lender may otherwise permit (such permission not to be unreasonably withheld in respect of paragraph (e) of Clause 21.16 (Restrictions on chartering, appointment of managers etc.) if a provision entitling the Charterer to deactivate or lay up the Ship is included in any Charter and the relevant charterer thereunder continues to pay the agreed charter hire thereunder).

21.2	Ship's name and registration

The Borrower shall:

(a)	keep the Ship registered in its name under the Approved Flag from time to time at its port of registration;
(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;
(c)	not enter into any dual flagging arrangement in respect of the Ship; and
(d)	not change the name of the Ship,

provided that any agreed change of name or flag of the Ship shall be subject to:

(i)	the Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on the Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage and on such other terms and in such other form as the Lender shall approve or require; and
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(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.
21.3	Repair and classification

The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and
(b)	so as to maintain the Approved Classification free of recommendations and conditions.
21.4	Classification society undertaking

The Borrower shall instruct the Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to the Ship;
(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the Approved Classification Society and to take copies of them;
(c)	to notify the Lender immediately in writing if the Approved Classification Society:
(i)	receives notification from the Borrower or any person that the Ship's Approved Classification Society is to be changed; or
(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower or the Ship's membership of the Approved Classification Society;
(d)	following receipt of a written request from the Lender:
(i)	to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or
(ii)	to confirm that the Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.
21.5	Modifications

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

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21.6	Removal and installation of parts
(a)	Subject to paragraph (b) below, the Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship unless:
(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;
(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and
(iii)	the replacement part or item becomes, on installation on the Ship, the property of the Borrower and subject to the security constituted by the Mortgage.
(b)	The Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.
21.7	Surveys

The Borrower shall submit the Ship regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender, with copies of all survey reports.

21.8	Inspection

The Borrower shall permit the Lender (acting through surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

21.9	Prevention of and release from arrest
(a)	The Borrower shall promptly discharge:
(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;
(ii)	all Taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and
(iii)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances.
(b)	The Borrower shall, immediately upon receiving notice of the arrest of the Ship or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require.
21.10	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:
(i)	relating to its business generally; and
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(ii)	relating to the Ship, its ownership, employment, operation, management and registration,

including, but not limited to:

(A)	the ISM Code;
(B)	the ISPS Code;
(C)	all Environmental Laws;
(D)	all Sanctions; and
(E)	the laws of the Approved Flag; and
(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals.
21.11	ISPS Code

Without limiting paragraph (a) of Clause 21.10 (Compliance with laws etc.), the Borrower shall:

(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain an ISSC for the Ship; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
21.12	Sanctions and Ship trading

Without limiting Clause 21.10 (Compliance with laws etc.), the Borrower shall procure:

(a)	that the Ship shall not be used by or for the benefit of a Prohibited Person or in trading to or from a Sanctioned Country;
(b)	that the Ship shall not otherwise be used in any manner contrary to Sanctions, or in a manner that creates a risk that a Transaction Obligor will become a Prohibited Person or in any manner which would cause the Lender to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions;
(c)	that the Ship shall not be used in trading in any manner that creates a risk that the Ship will become a Sanctioned Ship;
(d)	that the Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and
(e)	without prejudice to the above provisions of this Clause 21.12 (Sanctions and Ship trading), that each time charterparty in respect of the Ship shall contain, for the benefit of the Borrower, language which gives effect to the provisions of paragraph (a) of Clause 21.10 (Compliance with laws etc.) as regards Sanctions and paragraph (b) and (c) of this Clause 21.12 (Sanctions and Ship trading) and which charterparty permits refusal of employment or voyage orders if such
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employment or compliance with such orders either results, or risks resulting in non-compliance with such provisions or breaches, or risks breaching (in the opinion of the Borrower) Sanctions.

21.13	Trading in war zones or excluded areas

The Borrower shall not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers or which is otherwise excluded from the scope of coverage of the obligatory insurances unless:

(a)	the prior written consent of the Lender has been given; and
(b)	the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.
21.14	Provision of information

Without prejudice to Clause 18.5 (Information: miscellaneous) the Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to its master and crew;
(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made by it in respect of the Ship;
(d)	any towages and salvages; and
(e)	its compliance, the Approved Manager's compliance and the compliance of the Ship with the ISM Code and the ISPS Code,

and, upon the Lender's request, promptly provide copies of any current Charter relating to the Ship, of any current guarantee of any such Charter, the Ship's Safety Management Certificate and any relevant Document of Compliance.

21.15	Notification of certain events

The Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty to the Ship which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requisition of the Ship for hire;
(d)	any requirement or recommendation made in relation to the Ship by any insurer or classification society or by any competent authority which is not immediately complied with;
(e)	any arrest or detention of the Ship or any exercise or purported exercise of any lien on the Ship or the Earnings;
(f)	any intended dry docking of the Ship;
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(g)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;
(h)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, an Approved Manager or otherwise in connection with the Ship;
(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,
(j)	any notice, or the Borrower becoming aware, of any claim, action, suit, proceeding or investigation against any Transaction Obligor, any of its Subsidiaries or any of their respective directors, officers, employees or agents with respect to Sanctions; or
(k)	any circumstances which could give rise to a breach of any representation or undertaking in this Agreement, or any Event of Default, relating to Sanctions,

and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to the Borrower's, any such Approved Manager's or any other person's response to any of those events or matters.

21.16	Restrictions on chartering, appointment of managers etc.

The Borrower shall not:

(a)	let the Ship on demise charter for any period;
(b)	enter into any time, voyage or consecutive voyage charter in respect of the Ship other than a Permitted Charter;
(c)	make any material amendments or supplements to the Management Agreement or terminate a Management Agreement;
(d)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of an Approved Manager’s appointment;
(e)	de activate or lay up the Ship; or
(f)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed US1,000,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.

For the purposes of this Clause 21.16 (Restrictions on chartering, appointment of managers etc.), "material amendments or supplements" and/or "material alteration" include, without limitation, a change to (i) any management or other fee, (ii) the parties to the Management Agreement, (iii) the duration, the scope of the services provided under the Management

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Agreement and/or the termination rights or the ability by any party to terminate thereunder or (iv) the governing law and jurisdiction.

21.17	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lender.

21.18	Sharing of Earnings

The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings.

21.19	Inventory of Hazardous Materials

The Borrower shall maintain the Inventory of Hazardous Materials.

21.20	Notification of compliance

The Borrower shall promptly provide the Lender from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 21 (Ship Undertakings).

22	Security Cover
22.1	Minimum required security cover

Clause 22.2 (Provision of additional security; prepayment) applies if the Lender notifies the Borrower that:

(a)	the Market Value of the Ship; plus
(b)	the net realisable value of additional Security previously provided under this Clause 22 (Security Cover),

(items (a) and (b) collectively known as "Security Cover")

is below 120% of the Loan.

22.2	Provision of additional security; prepayment
(a)	If the Lender serves a notice on the Borrower under Clause 22.1 (Minimum required security cover), the Borrower shall, on or before the date falling one Month after the date on which the Lender's notice is served (the "Prepayment Date"), prepay such part of the Loan as shall eliminate the shortfall.
(b)	The Borrower may, at its option, notifying the Lender in writing that it elects to, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security of such type and in such form as are acceptable to the Lender, and further which, in the opinion of the Lender:
(i)	has a net realisable value at least equal to the shortfall; and
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(ii)	is documented in such terms as the Lender may approve or require,

before the Prepayment Date and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

22.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 22.2 (Provision of additional security; prepayment) which constitutes a Security over a vessel shall be the Market Value of the vessel concerned.

22.4	Valuations binding

Any valuation under this Clause 22 (Security Cover) shall be binding and conclusive as regards the Borrower.

22.5	Provision of information
(a)	The Borrower shall promptly provide the Lender and any shipbroker acting under this Clause 22 (Security Cover) with any information which the Lender or the shipbroker may request for the purposes of the valuation.
(b)	If the Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender considers prudent.
22.6	Prepayment mechanism

Any prepayment pursuant to Clause 22.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan) without the application of any prepayment fee.

22.7	Provision of valuations

The Borrower shall provide the Lender with a valuation of the Ship and any other vessel over which additional Security has been created in accordance with Clause 22.2 (Provision of additional security; prepayment), from an Approved Valuer, addressed to the Lender, to enable the Lender to determine the Market Value of the Ship once each calendar year; and at the Lender's request following the occurrence of an Event of Default, in each case, at the Borrower's cost.

22.8	Release of additionally security

If the Security Cover calculated in accordance with Clause 22.1 (Minimum required security cover) at any relevant time exceeds 120% of the Loan and the Borrower has previously provided additional security pursuant to this Clause 22.2 (Provision of additional security; prepayment), the Lender shall release any such additional security to the Borrower at the Borrower’s cost Provided that (i) no Event of Default has occurred or will result from such release and (ii) the relevant ratio is not less than 120% of the Loan following such release.

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23	Application of Earnings
23.1	Account

The Borrower may not, without the prior consent of the Lender, maintain any bank account other than the designated account(s) in connection with the Earnings of the Ship.

23.2	Payment of Earnings

The Borrower shall ensure that the Earnings shall be dealt with in accordance with the provisions of the General Assignment and Earnings shall remain at free disposal of Borrower until an Event of Default occurs and is continuing.

24	Events of Default
24.1	General

Each of the events or circumstances set out in this Clause 24 (Events of Default) is an Event of Default except for Clause 24.20 (Acceleration) and Clause 24.21 (Enforcement of security).

24.2	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable within 5 Business Days of its due date or 5 Business Days of its demand, as applicable, unless:

(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within 7 Business Days of its due date.
24.3	Specific obligations

A breach occurs of Clause 4.5 (Waiver of conditions precedent), Clause 19.10 (Title), Clause 19.11 (Negative pledge), Clause 19.20 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 19.21 (Sanctions Undertakings), Clause 20.2 (Maintenance of obligatory insurances), Clause 20.3 (Terms of obligatory insurances), Clause 20.5 (Renewal of obligatory insurances), Clause 21.12 (Sanctions and Ship trading) or, save to the extent such breach is a failure to pay and therefore subject to Clause 24.2 (Non-payment), Clause 22 (Security Cover).

24.4	Other obligations

A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.2 (Non-payment) and Clause 24.3 (Specific obligations)) and such failure to comply is capable of remedy and is not remedied within 10 days of the Lender giving notice to the Borrower or (if earlier) any Transaction Obligor becoming aware of the failure to comply.

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24.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.6	Cross default
(a)	The sum of Financial Indebtedness (equal or is in excess of Cross Default Threshold) of an Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness (equal or is in excess of Cross Default Threshold) of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness (equal or is in excess of Cross Default Threshold) of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default which is continuing (however described).
(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness (equal or is in excess of Cross Default Threshold) of an Obligor due and payable prior to its specified maturity as a result of an event of default which is continuing (however described).
(e)	In relation to paragraphs (a) to (d) above, "Cross Default Threshold" means US$1,000,000 and such amount shall apply to each Obligor individually and such amount shall not apply to the Obligors on an aggregate basis.
24.7	Insolvency
(a)	Any Transaction Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or
(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of any Transaction Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
24.8	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
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(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor;
(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor;
(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor or any of its assets; or
(iv)	enforcement of any Security over (i) any assets of any Borrower or (ii) significant portion of any assets of any Transaction Obligor (other than the Borrower),

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.
24.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of a Transaction Obligor.

24.10	Change of Control
(a)	The shares (or any part thereof) of the Guarantor cease to be quoted on the Nasdaq Capital Market or any other Nasdaq Market Tier or any other internationally recognised stock exchange acceptable to the Lender.
(b)	The Borrower is not or ceases to be a 100 per cent. directly owned by the Guarantor.
(c)	After the date of this Agreement any person or group of persons acting in concert gains control of the Guarantor other than the Disclosed Persons.
(d)	For the purpose of paragraph (c) above "control" means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Guarantor; or
(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or
(iii)	give directions with respect to the operating and financial policies of the Guarantor with which the directors or other equivalent officers of the Guarantor are obliged to comply.

For the purpose of paragraph (c) above "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Guarantor.

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24.11	Unlawfulness, invalidity and ranking
(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents to which it is a party.
(b)	Any obligation of a Transaction Obligor under the Finance Documents to which it is a party is not or ceases to be legal, valid, binding or enforceable.
(c)	Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.
(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.
24.12	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

24.13	Cessation of business

Any Transaction Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

24.14	Arrest

Any arrest of the Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the Borrower within:

(a)	30 days if the Ship is off-hire; or
(b)	45 days of the Ship is on-hire,

of such arrest or detention.

24.15	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any of its assets other than:

(a)	an arrest or detention of the Ship referred to in Clause 24.14 (Arrest); or
(b)	any Requisition.
24.16	Repudiation and rescission of agreements

A Transaction Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document to which it is a party or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

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24.17	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or its assets which has or is reasonably likely to result in liability equal or exceeding US$5,000,000.

24.18	Sanctions
(a)	Any Transaction Obligor or any of their respective Subsidiaries, directors, officers, employees or agents is designated a Prohibited Person or the Ship is designated a Sanctioned Ship.
(b)	This Clause 24.18 (Sanctions) is without prejudice to any other Event of Default which may occur by reason of breach of, or non-compliance with, any of the other provisions of this Agreement which relate to Sanctions.
24.19	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

24.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may by notice to the Borrower:

(a)	cancel the Commitment, whereupon it shall immediately be cancelled;
(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or
(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender,

and the Lender may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 24.21 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

24.21	Enforcement of security

On and at any time after the occurrence of an Event of Default which is continuing the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 24.20 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

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Section 9

Changes to the Parties

25	Changes to the Lender
25.1	Assignment by the Lender

Subject to this Clause 25 (Changes to the Lender), the Lender (the "Existing Lender") may assign any of its rights under the Finance Documents to a reliable Japanese bank or leasing company which is regularly engaged or established for the purpose of making loans, securities of financial assets (the "New Lender") with prior written notice to the Borrower.

25.2	Conditions of assignment
(a)	Prior to assignment pursuant to Clause 25.1 (Assignment by the Lender) stating the assignment consideration agreed between the Existing Lender and the New Lender (the "Loan Transfer Price"), a notice of assignment shall be given by the relevant Existing Lender to the Borrower and provided that no Event of Default has occurred which is continuing, the Obligors shall have the right to prepay within 30 days of such notification to the Lender an amount equal to the Loan Transfer Price and following such prepayment, the same shall extinguish the Obligors' obligations with respect to such part of the Loan.
(b)	If:
(i)	the Existing Lender assigns any of its rights or transfers its right and obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that Clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment, transfer or change had not occurred.

(c)	Each Obligor on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which the Borrower or any other Transaction Obligor had against the Existing Lender.
25.3	Security over Lender's rights

In addition to the other rights provided to the Lender under this Clause 25 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

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(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)	if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.
26	Changes to the Transaction Obligors

No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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Section 10

Administration

27	Payment Mechanics
27.1	Payments to the Lender
(a)	On each date on which a Transaction Obligor is required to make a payment under a Finance Document, that Transaction Obligor shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date and ensure that payment is made not later than close of business New York time on the due date (provided that a copy of the relevant SWIFT message is provided to the Lender to evidence such payment was made prior to close of business New York time on the due date) and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.
27.2	Application of receipts; partial payments
(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Lender may apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in any manner it may decide.
(b)	Paragraph (a) above will override any appropriation made by a Transaction Obligor.
27.3	No set-off by Transaction Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.4	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.5	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollar is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.
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(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than dollar shall be paid in that other currency.
27.6	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
27.7	Currency conversion

The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

27.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;
(b)	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;
(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on
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the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.8 (Disruption to Payment Systems etc.).

28	Set-Off

The Lender may set off any amount due and payable from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any amount owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of such amount. If the obligations are in different currencies, the Lender may convert the relevant amount at a market rate of exchange of a first class Japanese bank and will notify the relevant exchange rate to the Borrower prior to such.

29	Conduct of Business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
30	Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
31	Notices
31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

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31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrower, that specified in Schedule 1 (The Parties); and
(b)	in the case of any other Obligor or the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, fax number or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

31.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).
(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.
(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
31.4	Electronic communication
(a)	Any communication to be made or document to be delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
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(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.
(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 31.4 (Electronic communication).
31.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
32	Calculations and Certificates
32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

33	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	Remedies and Waivers
(a)	No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Receiver or Delegate shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
(b)	No variation or amendment of a Finance Document shall be valid unless in writing and signed by the Lender.
35	Entire Agreement
(a)	This Agreement, in conjunction with the other Finance Documents, constitutes the entire agreement between the Parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.
(b)	Each Obligor acknowledges that it has not entered into this Agreement or any other Finance Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Finance Document.
36	Settlement or Discharge Conditional

Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

37	Irrevocable Payment

If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or

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otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

38	Confidential Information
38.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

The Lender may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)	to any person:
(i)	to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
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(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.3 (Security over Lender's rights);
(viii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;
(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or
(x)	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)	in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;
(c)	to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender; and
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors.
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38.3	DAC6

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

38.4	Entire agreement

This Clause 38 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38 (Confidential Information).
38.7	Continuing obligations

The obligations in this Clause 38 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which the Lender otherwise ceases to be the Lender.
39	Confidentiality of Funding Rates
39.1	Confidentiality and disclosure
(a)	Each Obligor agrees to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Lender may disclose any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent
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necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed by the Lender.

(c)	The Lender and each Obligor may disclose any Funding Rate, to:
(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)	any person with the consent of the Lender.
39.2	Related obligations
(a)	Each Obligor and the Lender acknowledges that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate for any unlawful purpose.
(b)	Each Obligor agrees (to the extent permitted by law and regulation) to inform the Lender:
(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (c) of Clause 39.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 39 (Confidentiality of Funding Rates).
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39.3	No Event of Default

No Event of Default will occur under Clause 24.4 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 39 (Confidentiality of Funding Rates).

40	Amendments
40.1	Changes to reference rates
(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and
(ii)
(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)	implementing market conventions applicable to that Replacement Reference Rate;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

(b)	In this Clause 40.1 (Changes to reference rates):

"Published Rate" means:

(a)	SOFR; or
(b)	Term SOFR for any Quoted Tenor.

"Published Rate Contingency Period" means, in relation to:

(c)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and
(d)	SOFR, 10 US Government Securities Business Days.
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"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrower, materially changed;
(b)
(i)
(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrower) temporary; or
(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or
(d)	in the opinion of the Lender and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

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"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or
(c)	in the opinion of the Lender and the Borrower, an appropriate successor or alternative to a Published Rate.
40.2	Obligor intent

Without prejudice to the generality of Clauses 1.2 (Construction) and 16.4 (Waiver of defences), each Obligor expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

41	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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Section 11

Governing Law and Enforcement

42	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43	Enforcement
43.1	Jurisdiction
(a)	Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a "Dispute").
(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.
(c)	To the extent allowed by law, this Clause 43.1 (Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.
43.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints Saville & Co. Scrivener Notaries of 11 Old Jewry, London EC2R 8DU as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

The Parties

Part A

The Obligors

Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

Thalia Shipholding S.A.	Marshall Islands	119377	c/o Globus Shipmanagement Corp. 128 Vouliagmenis Avenue 166 74 Glyfada Greece Tel: Fax: e-mail:

Name of Guarantor	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

Globus Maritime Limited	Marshall Islands	44376	c/o Globus Shipmanagement Corp. 128 Vouliagmenis Avenue 166 74 Glyfada Greece Tel: Fax: e-mail:

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Part B

The Original Lender

Name of Original Lender	Address for Communication
Marguerite Maritime S.A.	c/o MUFG Finance and Leasing Co., Ltd., Tokyo Sumitomo Twin Building East, 2-27-1, Shinkawa, Chuo-ku, Tokyo 104-0033, Japan Email address: Attention: General Manager
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Schedule 2

Conditions Precedent

Part A

Conditions precedent to Utilisation Request

99

1

Part B

Conditions precedent to Utilisation

100

2

Part C

Conditions precedent to Release

101

Schedule 3

Utilisation Request

102

Schedule 4

TIMETABLES

103

Execution Pages

BORROWER

SIGNED by Ioannis Koutsoukos	)	/s/ Ioannis Koutsoukos
Its President/Director	)
for and on behalf of	)
Thalia Shipholding S.A.	)
in the presence of:	)

Witness' signature:	)	/s/ Olga Lambrianidou
Witness' name: Olga Lambrianidou	)
Witness' address: 128 Vouliagmenis Ave
Glyfada Attica 16674, Greece	)

GUARANTOR

SIGNED by Athanasios Feidakis	)	/s/ Athanasios Feidakis
its Attorney in fact	)
for and on behalf of	)
GLOBUS MARITIME LIMITED	)
in the presence of:	)

Witness' signature:	)	/s/ Olga Lambrianidou
Witness' name: Olga Lambrianidou	)
Witness' address: 128 Vouliagmenis Ave
Glyfada Attica 16674, Greece	)

ORIGINAL LENDER

SIGNED by Shinichi Tange	)	/s/ Shinichi Tange
)
duly authorised	)
for and on behalf of	)
MARGUERITE MARITIME S.A.	)
in the presence of:	)

Witness' signature:	)	/s/ Olga Lambrianidou
Witness' name: Olga Lambrianidou	)
Witness' address: 128 Vouliagmenis Ave
Glyfada Attica 16674, Greece	)